Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Partners Trust Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-87220) pertaining to the Partners Trust Bank Incentive Savings Plan, of our report dated June 10, 2005 relating to the statement of net assets available for benefits of Partners Trust Bank Incentive Savings Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended, which appear in the December 31, 2005 annual report on Form 11-K of the Partners Trust Bank Incentive Savings Plan.

/s/ KPMG LLP

Albany, New York
June 27, 2006